Exhibit 10(c)

Cabot Corporation

Summary of Compensation for Non-Employee Directors

The cash compensation payable to Cabot’s non-employee directors consists of separate annual cash retainers for serving on the Board and on each Committee on which a director serves, and an annual cash retainer for serving as non-Executive Chairman of the Board or as a Committee chair. Effective January 1, 2013, the annual cash compensation payable to Cabot’s non-employees directors consists of the following payments:

•	An annual retainer of $75,000 for service on the Board of Directors
•	An annual retainer of $16,000 for service on the Audit Committee
•	An annual retainer of $7,000 for service on each of the Compensation, Safety, Health and Environmental Affairs, or Governance and Nominating Committees
•	An annual retainer of $110,000 for service as Non-Executive Chairman of the Board of Directors
•	An annual retainer of $25,000 for service as Chair of the Audit Committee
•	An annual retainer of $10,000 for service as Chair of the Compensation, Safety, Health and Environmental Affairs, or Governance and Nominating Committees

In addition, under Cabot’s 2015 Directors’ Stock Compensation Plan (the “Directors’ Stock Plan”), each non-employee director receives shares of Cabot common stock as a portion of his or her compensation for services performed in the calendar year. The dollar value of the award, or the number of shares awarded, is set each year by the Governance and Nominating Committee. A pro rata grant is provided to any director who joins the Board during the calendar year.